CERTIFICATE OF DESIGNATION

     1. NAME. The name of the corporation is Entrada Software, Inc. (the "Corporation").

     2. TEXT OF RESOLUTION. The Board of Directors (the "Board") of the Corporation duly adopted a resolution in the form attached hereto as Exhibit A and incorporated herein by this reference, establishing and designating the Series A 10% Cumulative Convertible Preferred Stock of the Corporation, and fixing and determining the relative preferences, privileges and voting powers of the shares of such series and the restrictions and qualifications thereof, all as set forth in such resolution.

     3. STATEMENT AND DATE OF ADOPTION. The aforementioned resolution was duly adopted by the Board effective as of August 25, 1999.

     IN WITNESS WHEREOF, the undersigned hereby certify this _____ day of ____________ that the foregoing statement has been duly adopted by and on behalf of the Corporation as set forth above.


                                                  ------------------------------
ATTEST:                                           Bruce Williams, President


------------------------------
Terry J. Gustafson, Secretary

                                 ACKNOWLEDGEMENT

STATE OF ARIZONA      )
                      )
COUNTY OF MARICOPA    )


     On this _____ day of _________________, 1999, before me the undersigned Notary Public personally appeared Bruce Williams, known personally to me, acknowledged that he was the duly executed and acting President of Entrada Software, Inc., and, that the foregoing instrument was executed for the purposes therein contained, on behalf of the corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and official seal.


                                  ------------------------------
                                  Notary Public

                                  ------------------------------
                                  My Commission Expires

                          RESOLUTION OF DESIGNATION OF
             SERIES A 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK OF
                             ENTRADA SOFTWARE, INC.

                  RESOLVED, that pursuant to the authority granted to the Board of Directors (the "BOARD") of Entrada Software, Inc. (the "COMPANY") and in accordance with the provisions of the Articles of Incorporation of the Company, the Board hereby creates a series of preferred stock designated as Series A 10% Cumulative Convertible Preferred Stock with a Preference Amount equal to $1.00 per share, states the number thereof to be 250,000 shares and fixes the relative rights, preferences and limitations of such shares as follows:

SECTION 1. DEFINITIONS.

     For purposes of this Resolution, the following definitions shall apply:

     1.1 ACCRUAL DATE shall mean each January 1st, April 1st, July, 1st and October 1st following July 1, 1999 for so long as any Shares remain outstanding.

     1.2 BOARD shall mean the Board of Directors of the Company.

     1.3 COMMON STOCK shall mean the common stock, $.001 par value, of the Company.

     1.4 COMMON STOCK EQUIVALENTS shall mean any security convertible or exercisable for Common Stock, directly or indirectly.

     1.5 COMPANY shall mean Entrada Software, Inc., a Nevada corporation.

     1.6 CONVERSION DATE shall mean the date on which the Shares are converted to Common Stock whereby the rights of the Record Holders will cease with respect to the Shares and certificates for shares of Common Stock will be issued to such Record Holders who will become the record holders of record of the Shares of Common Stock represented thereby.

     1.7 CONVERSION PRICE shall mean the price of $.189

     1.8 CONVERSION RIGHTS shall mean the rights of the Record Holder to convert the Shares into shares of Common Stock as provided in Section 4.1.

     1.9 CUMULATIVE DIVIDEND shall mean a dividend with respect to the Shares accruing from the date of payment of consideration for the Shares, until the Shares are converted or otherwise retired, at the rate of 10% per annum of the Preference Amount ($.10 per Share per annum).

     1.10 DISTRIBUTION shall mean the transfer of cash or property without consideration or for consideration less than fair market value of the property transferred, by way of dividend or otherwise (except a dividend in shares of the capital stock of the Company), or the purchase or redemption of shares of capital stock of the Company for cash or property, excluding the repurchase of any shares from a terminated employee or consultant of the Company within terms of the agreement providing such repurchase.

     1.11 LIQUIDATION EVENT shall mean any liquidation, dissolution or winding up of the Company or the sale or transfer of all or substantially all of the assets of the Company, whether voluntary or involuntary. This shall include a merger where the common shareholders of the Company do not hold a majority of the equity in the surviving entity.

     1.12 PERSON shall mean an  individual,  a partnership,  a joint venture,  a
limited   liability   company,   a  corporation,   a  trust,  an  unincorporated
organization or government or any department or any agency thereof.

     1.13 PREFERENCE AMOUNT shall mean $1.00 per Share.

     1.14 RECORD HOLDER shall mean any Person who has legal title to the Series A Preferred Stock as set forth by the stock ownership records of the Company as of the particular record date.

     1.15 REDEMPTION DATE shall mean the date fixed by the Board of Directors for redemption of the Shares as provided in Section 3.2(b) which shall be not less than 45 days following the date a Redemption Notice is mailed.

     1.16 REDEMPTION NOTICE shall mean the written notice of the Board of Directors' determination to redeem the Shares as provided in Section 3.2(a) which shall be mailed postage prepaid to each Record Holder and which shall specify the Company's intent to redeem the shares, the Redemption Date and the Record Holder's Conversion Rights.

     1.17 REDEMPTION PRICE shall mean the sum of (a) $1.00 per share plus (b) all unpaid dividends accruing through the Redemption Date.

     1.18 SECURITIES shall mean the Common Stock issuable on conversion of the Series A Preferred Stock.

     1.19 SENIOR PREFERRED STOCK shall mean any Preferred Stock series with a conversion price at least 200% greater than the Conversion Price of the Series A Preferred Stock with a dividend rate no greater then the Shares.

     1.20 SERIES A PREFERRED STOCK shall mean all Series A Preferred Stock of the Company, the rights and privileges as set forth in this Resolution.

     1.21 SHARE shall mean a share of Series A Preferred Stock.

     1.22 SHAREHOLDER shall mean any Person who has legal title to the Common Stock, Series A Preferred Stock or any other series of preferred stock of the Company designated with the right to receive liquidation proceeds of the Company as set forth by the stock ownership records of the Company as of the particular record date.

SECTION 2. DIVIDENDS.

     2.1 GENERAL OBLIGATION. When and as declared by the Board, the Company shall pay dividends to the Record Holders. Except as otherwise provided herein, Cumulative Dividends on each Share will accrue on each Accrual Date after consideration for the Shares is received whether or not such dividends shall have been declared or whether or not there are profits, surplus or other funds of the Company legally available for the payment of such dividends, provided, however, dividends will be paid only at such time as both (a) funds of the Company are legally available for payment thereof, and (b) the Board declares and authorizes such payment.

     2.2 PRIORITY. Except as otherwise specifically provided herein, the Series A Preferred Stock is senior to all other capital stock of the Company, including the Common Stock and any other series or class of stock as may be designated by the Board from time to time, in right of priority to Distributions paid as dividends or otherwise. Except, as otherwise specifically provided herein, no dividends or other Distributions with respect to any other series or class of capital stock of the Company shall be declared or paid prior to the declaration and payment in full of all Cumulative Dividends accrued as of the last preceding Accrual Date.

SECTION 3. LIQUIDATION AND REDEMPTION

     3.1. LIQUIDATION. Upon occurrence of a Liquidation Event, the Record Holders will be entitled to be paid, except at otherwise specifically provided herein, before any payment or other Distribution is made upon any other equity securities of the Company, an amount in cash equal to the Preference Amount plus any accrued but unpaid dividends thereon up to the date of occurrence of the Liquidation Event. If upon any Liquidation Event, the assets of the Company to be distributed among the Record Holders are insufficient to permit such payment in full to each Record Holder, then the entire assets to be distributed will be distributed ratably among such Record Holders. The Company will mail written notices of a Liquidation Event not less than 20 days prior to the payment date stated therein to each Record Holder.

3.2. COMPANY REDEMPTION.

     (a) The Company may at any time it may lawfully do so, at the option of the Board of Directors, redeem all, but not less than all of the Shares by paying in cash therefor the Redemption Price.

     (b) At least 45 days prior to the Redemption Date, a Redemption Notice shall be mailed, to each Record Holder at such Record Holder's post office address last shown on the records of the Company. On or after the Redemption Date, each Record Holder of the Shares to be redeemed shall surrender the certificate or certificates representing the Shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled. From and after the Redemption Date, unless there shall be a default in the payment of the Redemption Price, all rights of the Record Holders of the Shares, except the right to receive the Redemption Price without interest upon the surrender of their certificate or certificates, shall cease. Such Shares shall not thereafter be transferable on the books of the Company or be deemed outstanding for any purpose whatsoever.

     (c) On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all Shares then outstanding with a United States bank with assets in excess of $100 million as a trust fund for the benefit of the Record Holders. Any moneys so deposited by the Company relating to Shares converted into Common Stock shall be returned to the Company on the 5th day after the conversion. Any moneys remaining unclaimed at the expiration of one year following the Redemption Date shall be returned to the Company upon its request expressed in a resolution of the Company's Board of Directors.

     3.3 DEFAULT ON THE REDEMPTION DEMAND. If the Company fails to pay the Redemption Price when due, a majority of the Record Holders may claim a default and after 10 days notice declare the Redemption Notice void.

SECTION 4. CONVERSION.

     4.1 VOLUNTARY CONVERSION. Record Holders of Shares shall have the right to convert the Shares at any time into shares of Common Stock in accordance with the conversion ratio in Section 4.2 hereof.

     4.2 CONVERSION RATIO. Upon conversion of the Series A Preferred Stock, Record Holders shall receive the number of shares of Common Stock equal to (a) the Preference Amount (b) divided by the Conversion Price, as adjusted from time to time pursuant to Section 5 hereof.

     4.3 MECHANICS OF CONVERSION. Each Record Holder who converts Shares into Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock and shall give written verification to the Company of the number of Shares of Series A Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at its office to such Record Holder a certificate or certificates for the number of shares of Common Stock to which such Record Holder is entitled. The Company shall pay undeclared Cumulative Dividends as accrued under the provisions of Section 2 on the Shares of Series A Preferred Stock in cash within 30 days of surrender of the Share certificate and conversion documentation.

     4.4 FRACTIONAL SHARE. Any fractional shares of Common Stock issued upon the conversion of Series A Preferred Stock shall be paid in cash.

SECTION 5. ANTI-DILUTION ADJUSTMENTS.

     The Conversion Price and the number and kind of Shares shall be subject to adjustment from time to time upon the happening of certain events as provided in this Article 5.

5.1 MECHANICAL ADJUSTMENTS.

     (a) In the event the Company shall, at any time or from time to time prior to the exercise of Conversion Rights in full, declare or pay any dividend on the Common Stock payable in Common Stock or Common Stock Equivalents, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock or Common Stock Equivalents), then and in any such event, the Conversion Price shall be adjusted by multiplying the Conversion Price prior to the adjustment by the number of shares of Common Stock (including all Common Stock issuable in exchange for Common Stock Equivalents, if applicable) outstanding immediately prior to the effective time of such event and dividing the result by the number of shares of Common Stock outstanding immediately after the effective time of such event, effective in the case of such dividend, immediately after the close of business on the record date for the determination of record holders of Common Stock entitled to receive such dividend, or in the case of a subdivision or combination, at the close of business immediately prior to the date upon which such corporate action becomes effective.

     (b) In the event the Company shall, at any time or from time to time prior to the exercise of the Conversion Rights in full, makes, or fixes a record date for the determination of record holders of Common Stock entitled to receive a dividend or other distribution payable in capital stock of the Company other than shares of Common Stock or Common Stock Equivalents, then and in each such event provision shall be made so that the Record Holders receive upon exercise of their Conversion Rights, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities which such Record Holders would have received had they exercised their Conversion Rights prior to such effective record date.

     5.2 DILUTIVE ISSUANCE. Except as provided in Section 5.8 below, in the event the Company shall issue additional shares of Common Stock or Common Stock Equivalents without consideration or for a consideration per share less than the effective Conversion Price in effect on the date of and immediately prior to such issuance, then and in each such event the Conversion Price shall be reduced concurrently with such issue to the Conversion Price determined as follows: (a) the number of shares of Common Stock outstanding immediately prior to the issuance that results in the adjustment, (b) shall be multiplied by such Conversion Price in effect immediately prior to such issuance, (c) to the result of (b) shall be added the actual consideration received for the additional shares of Common Stock or Common Stock Equivalents, (d) the resulting total shall be divided by the sum of (i) the number of shares of Common Stock outstanding immediately prior to the issuance that results in the adjustment and
(ii) the number of additional shares of Common Stock resulting in the adjustment. If the quotient thus obtained is less than the Conversion Price then in effect, such quotient shall be the adjusted Conversion Price until further adjusted as provided herein. For purposes of this Section 5.2, all Common Stock Equivalents shall be deemed to have been exercised and converted for calculating the number of shares of Common Stock outstanding.

     5.3 CALCULATIONS. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Notwithstanding anything in this Section 5 to the contrary, the Conversion Price shall not be reduced to less than the then existing par value of the Common Stock, if any, as a result of any adjustment made hereunder.

     5.4 NOTICES OF ADJUSTMENT. Whenever the Exercise Price is adjusted as herein provided, the Company shall prepare and deliver forthwith to the Record Holders a certificate signed by (a) its Chief Executive Officer or President; and (b) any Vice President, Treasurer or Secretary. Such certificate shall set forth the adjusted Conversion Price, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

     5.5 DIVIDENDS. Except as provided in Section 5.1 of this Agreement, no adjustment in respect of any cash dividends shall be made during the period any Shares remain outstanding.

     5.6 PRESERVATION OF PURCHASE RIGHTS IN CERTAIN TRANSACTIONS. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or in case of any consolidation or merger of the Company with or into another corporation (other than merger with a subsidiary in which the Company is the continuing corporation and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of the Conversion Rights) or in the case of any sale, lease, transfer or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, as a condition precedent to such transaction, the Company shall or shall cause such successor or purchasing corporation, as the case may be, to execute an agreement granting the Record Holders the right thereafter, to receive upon exercise of the Conversion Rights the kind and amount of shares, and other securities and property which the Record Holder would have owned or have been entitled to receive after the happening of such reclassification, change, consolidation, merger, sale or conveyance had the Shares been converted immediately prior to such action. Such agreement shall provide for adjustments in respect of such shares of stock, and other securities and property, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article
5. In the event that in connection with any such reclassification, capital reorganization, change, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for, or of, a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Article 5. The provisions of this Section 5.6 shall similarly apply to successive reclassifications, capital reorganizations, consolidations, mergers, sales or conveyances.

     5.7 DETERMINATION OF CONSIDERATION.

     (a) For purposes of Section 5.2, the consideration received by the Company for the issuance of any additional shares of Common Stock shall be computed as follows:

          (i) insofar as the consideration consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

          (ii) insofar as the consideration consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

          (iii) in the event additional shares of Common Stock are issued together with other shares of securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in (A) and (B) above, as determined in good faith by the Board.

     (b) For the purpose of computing the initial adjustment of the Conversion Price in the event the Company issues Common Stock Equivalents, the consideration per share received by the Company for such securities or options shall be determined by dividing:

          (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise or the conversion or exchange of such Common Stock Equivalents, or in the case of options for convertible securities, the exercise of such options for Common Stock Equivalents and the conversion or exchange of such Common Stock Equivalents, by

          (ii) the maximum number of shares of Common Stock issuable upon the exercise of or the conversion or exchange of such Common Stock Equivalents.

     (c) Any commission, fees, costs or other expenses related to the issuance of any additional shares of Common stock or securities or options convertible into shares of Common Stock shall not be included in the consideration received by the Company.

     5.8 EXCEPTIONS. The foregoing provisions of the Section 5 notwithstanding, no adjustment shall apply to the issuance of (a) up to 2,100,000 of the shares of Common Stock issued or reserved for issuance to employees, directors, consultants or advisors of the Company pursuant to the Company's Incentive Stock Option Plan and any other stock purchase, stock option or other agreements approved by the Board since the Company's inception, or (b) any Common Stock or other securities or options issued or issuable with approval of the Record Holders holding a majority of the outstanding Shares, or (c) any Common Stock issued or issuable for exercise of warrants existing at the date of adoption of this Resolution, or (d) any Common Stock or other securities issued in connection with a private placement or other financing transaction where the price per share is at least equal to the Conversion Price, as adjusted to date.

SECTION 6. RESTRICTIONS.

     6.1 PROHIBITED TRANSACTIONS. Without the affirmative vote of Record Holders holding at least 67% of the Shares, the Company may not:

     (a) Authorize or issue, or obligate itself to issue, any other equity security senior to or on a parity with the Series A Preferred, as to dividend, liquidation preferences or conversion rights, other than the Senior Preferred Stock;

     (b) Increased or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

     (c) Change, by amending Company's Articles of Incorporation, Bylaws, or otherwise, any of the rights, preferences, privileges or limitations provided for herein for the benefit of the Series A Preferred Stock.

     (d) Make any Distribution, as a dividend, in liquidation or otherwise, in preference to the Series A Preferred Stock.

     6.2 SENIOR PREFERRED STOCK. All provisions herein to the contrary notwithstanding, the Company may, upon resolution of the Board and prior notice to the Record Holders, issue Senior Preferred Stock which may have preference to dividends and distributions superior to the preferences of the Series A Preferred Stock.

     6.3 BUSINESS COMBINATIONS. Nothing herein shall be construed as limiting the Company's ability to make any subdivision or combination of the outstanding Common Stock or approving any merger, consolidation, asset sale or stock sale.

SECTION 7. RIGHT OF FIRST REFUSAL.

     Each Record Holder shall be given the right to purchase such Record Holder's pro rata portion of any equity securities offered by the Company (other than the shares offered to employees and consultants under the Incentive Stock Option Plan, shares issued in a merger or in connection with obtaining a lease line, line of credit or a similar financing transaction) on the same terms and conditions as the Company offers such securities to other potential investors. The pro rata portion to which each Record Holder is entitled shall be calculated based upon such Record Holder's percentage of ownership of the Company's outstanding Common Stock assuming conversion of all outstanding convertible securities and of the Shares as provided in Section 4 hereof.

SECTION 8. VOTING RIGHTS.

     Each Share will vote with the shares of Common Stock as a single class on all matters except the Shares shall vote separately as a single class (a) with respect to all matters which affect rights, preferences or priority of the Series A Preferred Stock or (b) as otherwise required by Nevada law. Upon any vote with all the outstanding other capital shares as a single class, each Share shall have the number of votes equal to (a) the Preference Amount (b) divided by the Conversion Price then in effect. Record Holders shall be entitled to receive notice of all matters submitted to a vote of shareholders. Any action to be taken by the Record Holder may be taken without a meeting in accordance with Nevada law.

SECTION 9. INFORMATION RIGHTS.

     The Company shall provide to all Record Holders an unaudited annual report containing a balance sheet, income statement and statement of cash flows for the fiscal year within 120 days after the end of each fiscal year. All Record Holders shall have the right to inspect the records of the Company as provided by Nevada law.

SECTION 10. NOTICES.

     All notices referred to herein, except as otherwise expressly provided, will be hand delivered or made by mail, postage prepaid, and will be deemed to have been given when so hand delivered or mailed to the last known address of the Record Holder as set forth on the stock ledger of the Company.